Exhibit 15.3
April 6, 2021

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:
We have read the disclosure as it appears under the caption “Change in Auditor” in the Form 20-F of Maxeon Solar Technologies, Ltd. dated April 6, 2021 and are in agreement with the statements contained in the second, third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

San Jose, California
April 6, 2021